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                                                                    EXHIBIT 23.1



The Board of Directors
Redding Bancorp and subsidiaries


We consent to incorporation by reference in the registration statement dated February 3, 1999 on Form S-8 of Redding Bancorp and subsidiaries of our report dated January 21, 1998, except as to the first paragraph of note 12, which is as of June 16, 1998, relating to the consolidated balance sheet of Redding Bancorp and subsidiary as of December 31, 1997 and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1997 and 1996, which report appears in the December 31, 1998 annual report on Form 10-K of Redding Bancorp.



Sacramento, California
March 24, 1999